Exhibit 10.1

EXECUTION COUNTERPART

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”), effective as of May 25, 2022 (the “Closing Date”), by and between FOX LABS INTERNATIONAL, INC. (“Fox Labs”), a Michigan corporation, together with any Affiliates (as defined herein), are collectively, “Seller”), and BYRNA TECHNOLOGIES INC., a Delaware corporation (“Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Seller owns certain tangible and intangible assets used in the formulation, design, production, marketing, distribution and sales of, self-defense sprays, including the following product lines (the “Product Lines”):

●	One Point Four®
●	Five Point Three SQUARED®
●	Five Point Three®
●	Mean Green®
●	White Lightning®
●	Sudecon® Decontamination Towelettes
●	Pistol-Grip Crowd Control Units
●	Inert Training Units
●	Personal Pocket-Sized Units
●	“Serious Business” Foam
●	Lock-on Grenades

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets of Seller which are directly or indirectly related to, necessary for, or used in connection with the formulation, design, production, marketing, distribution and sales of the Product Lines, on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the agreements, covenants, representations, and warranties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1        Agreement to Purchase and Sell. On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, and deliver or assign to Buyer, and Buyer agrees to purchase or accept assignment of all rights, title, and interest of Seller in and to all assets that are used in or useful to the formulation, design, production, marketing, distribution and sales of the Product Lines (the “Purchased Assets”). The Purchased Assets shall be sold free and clear of any pledge, security interest, lien, mortgage, charge, or encumbrance of any kind, whether caused or permitted by act, failure to act, operation of law, or otherwise, and any conditional sale or other title retention agreement or lease in the nature thereof (collectively, “Liens”).

1.2        Purchased Assets.

(a)    The Purchased Assets are all assets used in or useful to the formulation, design, production, marketing, distribution and sales of the Product Lines, including:

i.

all machinery, fixtures, supplies, accessories, materials, equipment, parts, tools, office equipment, and all other items of tangible property, in each case owned by Seller set forth on Schedule 1.2(a)(i) (the “Equipment”);

ii.	the inventory as of the Closing Date (the “Inventory”) set forth on Schedule 1.2(a)(ii);

iii.	all customer lists, account information (including order history and payment information), sales records, and the user manuals or product documentation set forth on Schedule 1.2(a)(iii);

iv.	the intellectual property related to the Fox Labs International name and logo and the Product Lines as set forth on Schedule 1.2(a)(iv) (the “Intellectual Property);

v.	cash of Seller (“Closing Date Cash”), as of the Closing Date;

vi.	accounts receivable of Seller as set forth on Schedule 1.2(a)(vi) (the “Accounts Receivable”);

vii.	all books, records, and files used in the formulation, design, production, marketing, distribution and sales of the Product Lines;

viii.

all software, to the extent assignable, used in the formulation, design, production, marketing, distribution and sales of the Product Lines. (including without limitation the customer relationship management (CRM) and ecommerce assets of the Seller located or hosted at foxlabs.com and amazon.com.

(b)“        Affiliate” shall mean with respect to any person or entity, any other person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

Byrna Technologies Inc. – Fox Labs International, Inc.  Asset Purchase Agreement

1.3        Assumed Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities (as defined herein) of Seller or any of their Affiliates of any kind or nature whatsoever; except the accounts payable and sales tax payable set forth on Schedule 1.3. “Liabilities” shall mean liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

ARTICLE II

PURCHASE PRICE

2.1        Purchase Price; Payment of Purchase Price.

Purchase Price. The total consideration to be paid for the Purchased Assets shall be TWO MILLION ONE HUNDRED SEVENTY THREE FIVE HUNDRED TWELVE DOLLARS ($2,173,512) (the “Purchase Price”).

2.2        Payment of Purchase Price.Buyer shall deliver the Purchase Price to Seller, as follows:

(a)	At Closing, $2,000,000 by wire transfer of immediately available funds;
(b)	Upon confirmation of transfer of the Closing Date Cash to Buyer, $132,512 by wire transfer of immediately available funds; and
(c)	If Seller complies with the terms and conditions of Section 7.4 hereof, on the 60th day after the Closing Date, $41,000 by wire transfer of immediately available funds

2.3        Allocation of Purchase Price. The Parties shall allocate the Purchase Price in a manner consistent with the allocation mutually determined by Seller and Buyer, as set forth on Schedule 2.3. The Parties agree to cooperate in the preparation of tax returns required with respect to the allocation of the Purchase Price, including those required by Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that each of the statements contained in this Article III are true, correct, and complete as of the Closing Date:

3.1        Organization and Status of Existence; Power and Authority. Seller is a corporation duly organized and validly existing under the laws of the State of Michigan. Seller has all requisite power and authority to own all of its assets, to conduct its business as is now being conducted, and to make, execute, deliver, and perform this Agreement and the other documents and instruments contemplated hereby.

Byrna Technologies Inc. – Fox Labs International, Inc.  Asset Purchase Agreement

3.2        Transaction Not a Breach. Neither the execution and delivery of this Agreement or any other agreements or instruments contemplated hereby, nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof or thereof will: (a) conflict with or result in a breach of the articles of organization, or other governing documents of Seller; (b) violate any statute, law, rule, or regulation or any order, writ, injunction, or decree of any court or governmental authority; or (c) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation, or acceleration under) any agreement to which Seller are a party or by which any of the Purchased Assets may be bound.

3.3        Validity. This Agreement constitutes the legal, valid, and binding obligation of Seller and is enforceable against Seller in accordance with its terms.

3.4         Title to Purchased Assets; Sufficiency of Purchased Assets. Except as set forth on Schedule 3.4, as of the Closing Date, Seller has good and marketable title to the Purchased Assets, free and clear of any Liens. The Purchased Assets are in good operating condition and repair (reasonable wear and tear excepted) and are adequate for the uses to which they are being put, and none of the Purchased Assets are in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

3.5        Financial Statements. Schedule 3.5. sets forth true, complete and correct copies of the unaudited balance sheet, statement of income and retained earnings, and statement of cas flows of Seller, at and for the period ended April 30, 2022 (the “Financial Statements”).  The Financial Statements (i) have been prepared in accordance with a cash basis for accounting, applied on a consistent basis, (ii) are based on the books and records of the Seller and (ii) present fairly in all material respects the financial position, results of operations and cash flows of the Seller as of and for the period indicated.

3.6        Intellectual Property.

(a)    All required filings and fees related to the Intellectual Property have been timely filed with and paid to the relevant governmental authorities and authorized registrars, and the Intellectual Property is otherwise in good standing.

(b)    Seller is the sole and exclusive legal owner of all right, title, and interest in and to the Intellectual Property, and has the valid right to use all other Intellectual Property, free and clear of all Liens.

(c)    The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other person in respect of, Seller’s right to own, use, or hold for use any Intellectual Property as owned, used, or held for use in the conduct of Seller’s business.

Byrna Technologies Inc. – Fox Labs International, Inc.  Asset Purchase Agreement

(d)    Seller’s rights in the Intellectual Property are valid, subsisting, and enforceable. Seller has taken reasonable steps to maintain the Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property.

(e)    To Seller’s knowledge, the formulation, design, production, marketing, distribution and sales of the Product Lines as currently and formerly conducted, and the products and processes of Seller have not infringed, misappropriated, or otherwise violated, and do not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any person. To Seller’s knowledge, no person has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any Intellectual Property.

(f)    There are no proceedings settled, pending, or, to Seller’s knowledge threatened: (i) alleging any infringement, misappropriation, dilution, or violation of the Intellectual Property of any person by any Seller; (ii) challenging the validity, enforceability, registrability, or ownership of any Intellectual Property or Seller’s rights with respect to any Intellectual Property; or (iii) by Seller or, to Seller’s knowledge, any other person alleging any infringement, misappropriation, dilution, or violation by any person of the Intellectual Property. To Seller’s knowledge, Seller is not subject to any outstanding or prospective governmental order that restricts or impairs the use of any Intellectual Property.

3.7	Real Property.

(a)    Neither Seller nor any of their Affiliates own any real property that is used, useful in or necessary for the conduct of the formulation, design, production, marketing, distribution and sales of the Product Lines as currently conducted.

(b)    Schedule 3.6(b) sets forth each parcel of real property leased by Seller (or Seller’s Affiliate) and used in or necessary for the to the formulation, design, production, marketing, distribution and sales of the Product Lines conduct as currently conducted (together with all rights, title and interest of Seller (or Seller’s Affiliate) in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Seller have delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:

i.	such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

ii.

Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller (or Seller’s Affiliate) have paid all rent due and payable under such Lease;

Byrna Technologies Inc. – Fox Labs International, Inc.  Asset Purchase Agreement

iii.

Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller (or Seller’s Affiliate) under any of the Leases and, to the knowledge of Seller (or Seller’s Affiliate), no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

iv.	Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof;

v.	Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property; and

vi.

Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of the Leased Real Property has been damaged or destroyed by fire or other casualty.

(c)    The Leased Real Property is sufficient for the current conduct of the formulation, design, production, marketing, distribution and sales of the Product Lines and constitutes all of the real property necessary to conduct the formulation, design, production, marketing, distribution and sales of the Product Lines as currently conducted.

3.8        Legal Proceedings; Governmental Orders.

(a)    There are no actions pending or, to Seller’s knowledge, threatened against or by Seller: (i) relating to or affecting the Purchased Assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such action.

(b)    There are no outstanding governmental regulatory orders and no unsatisfied judgments, penalties, or awards against, relating to, or affecting the Purchased Assets. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any governmental order.

Byrna Technologies Inc. – Fox Labs International, Inc.  Asset Purchase Agreement

3.9        Operation of Product Lines and Relationships with Suppliers and Customers. Since April 30, 2022 (the “April Balance Sheet Date”), Seller has managed the operation of Product Lines and the relationships with Seller’s suppliers and customers in the ordinary course consistent with past practice; and (y) used best efforts to maintain and preserve intact its current relationships with its customers and suppliers. No adverse changes to the operation of Product Lines and the relationships with Seller’s suppliers and customers has occurred since the April Balance Sheet Date.

3.10        Brokers; Finders. Seller have not incurred any obligation or liability, contingent or otherwise, for any broker’s or finder’s fee or any other commission or other similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that each of the statements in this Article IV are true, correct, and complete as of the Closing Date:

4.1        Organization and Good Standing; Power and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to make, execute, deliver, and perform this Agreement and the other documents and instruments contemplated hereby.

4.2        Transaction Not a Breach. Neither the execution and delivery of this Agreement or any other agreement or instrument contemplated hereby, nor the consummation by Buyer of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof or thereof will: (a) conflict with or result in a breach of the articles of incorporation, bylaws, or other governing documents of Buyer; (b) violate any statute, law, rule, or regulation or any order, writ, injunction, or decree of any court or governmental authority; or (c) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation, or acceleration under) any agreement or writing of any nature to which Buyer is a party. No consent or approval of or notification to any governmental authority is required in connection with the execution and delivery by Buyer of this Agreement or any writing relating hereto or the consummation of the transactions contemplated hereby or thereby.

4.3        Validity. This Agreement constitutes the legal, valid, and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms.

Byrna Technologies Inc. – Fox Labs International, Inc.  Asset Purchase Agreement

4.4           Brokers; Finders. Buyer has not incurred any obligation or liability, contingent or otherwise, for any broker’s or finder’s fee or any other commission or other similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

4.5        Certain Proceedings. There are no pending proceedings that have been commenced against Buyer that challenge, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby. To Buyer’s knowledge, no such proceedings have been threatened. No event has occurred or circumstances exist that may give rise or serve as a basis for any such proceedings.

ARTICLE V

CLOSING

5.1       Closing. Subject to the satisfaction or waiver by the appropriate Party of all of the conditions precedent to closing specified in Article VI, the consummation of the transactions contemplated by this Agreement (“Closing”) shall take place on the date hereof (the “Closing Date”).

5.2           Seller’ Deliverables. At Closing, and unless otherwise waived by Buyer, Seller shall deliver to Buyer the following:

(a)    a Bill of Sale, in the form attached hereto as Exhibit 5.2(a) duly executed by Seller, transferring to Buyer title to all of the Purchased Assets, free and clear of all Liens;

(b)    an Intellectual Property Assignment Agreement in the form attached hereto as Exhibit 5.2(b) duly executed by Seller;

(c)    a Guaranty in the form attached hereto as Exhibit 5.2(c) duly executed by Edward Ferguson;

(d)    releases of all Liens, if any, on any of the Purchased Assets;

(e)    Seller Closing Certificate, with copies of (i) charter, (ii) bylaws, (iii) resolutions duly adopted by Seller, authorizing and approving the performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein by Seller and (iv) incumbency;

(f)    Certificate regarding Status of Existence of Seller, certified by the Michigan Department of Licensing and Regulation, dated on or before the Closing Date; and

(g)    such other instruments and documents as Buyer reasonably deems necessary to effect the transactions contemplated by this Agreement.

Byrna Technologies Inc. – Fox Labs International, Inc.  Asset Purchase Agreement

5.3        Buyer’s Deliverables. At Closing, and unless otherwise waived by Seller, Buyer shall deliver to Seller the following:

(a)    the portion of Purchase Price due on the Closing Date, as set forth in Section 2.2 hereof;

(b)    the counterpart of the Intellectual Property Assignment Agreement, duly executed by Buyer;

(c)    Buyer Closing Certificate, with copies of (i) charter, (ii) bylaws, (iii) resolutions duly adopted by Buyer, authorizing and approving the performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein by Buyer and (iv) incumbency;

(d)    Certificate of Good Standing of Buyer certified by the Delaware Secretary of State, dated on or before the Closing Date; and

(e)    such other instruments and documents as Seller reasonably deem necessary to effect the transactions contemplated by this Agreement.

ARTICLE VI

CLOSING CONDITIONS

The obligations of Buyer and Seller to consummate the transactions contemplated hereby are subject to the satisfaction of each of the following conditions:

6.1        Representations, Warranties and Covenants.

(a)        Representations, Warranties, and Covenants of Seller. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, as if such representations and warranties were made on and as of the Closing Date, and Seller shall have performed all agreements and covenants required hereby to be performed by Seller prior to or as of the Closing Date.

(b)        Representations, Warranties and Covenants of Buyer. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, as if such representations and warranties were made on and as of the Closing Date, and Buyer shall have performed all agreements and covenants required hereby to be performed by Buyer prior to or as of the Closing Date.

6.2        Liens Released. Any and all Liens on any of the Purchased Assets shall be released to Buyer’s satisfaction.

6.3        Closing Deliverables. Seller shall have delivered the closing deliverables set forth in Section 5.2, and Buyer shall have delivered the closing deliverables set forth in Section 5.3.

Byrna Technologies Inc. – Fox Labs International, Inc.  Asset Purchase Agreement

6.4        Website and Other E-commerce and CRM Assets. On or before the Closing Date, Seller will cause the transfer of website, other e-commerce, and CRM assets held by Fox Labs and otherwise useful to facilitate the transfer of information regarding the Product Lines, and related digital content (e.g. images, product details and reviews) without any material loss of the content.

6.5        No Adverse Change. There shall have been no material change in the Business, the Purchased Assets, or other condition which has a material adverse effect on the Business.

In the event that any one of the conditions set forth in this Article VI is not fulfilled, the Party who is benefited by the conditions may, by notice to the other Party on the Closing Date, elect not to consummate the transactions contemplated hereby.

ARTICLE VII
POST-CLOSING AGREEMENTS

7.1        Taxes. Seller shall be responsible and obligated to pay, now and in the future, all Taxes respecting the Purchased Assets which are assessed and charged by any governmental entity prior to the Closing Date, or which are otherwise assessed against the Purchased Assets arising out of acts or omissions of Seller prior to the Closing Date. Buyer shall be responsible and obligated to pay all Taxes respecting the Purchased Assets which are assessed and charged by any governmental entity as of and after the Closing Date. As used in this Agreement, “Taxes” means all federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto.

7.2        Seller Name Change. Within three days of the Closing Date, Seller will change its corporate name and logo and undertake all other action necessary to avoid confusion in the market as to the owner of the Assets and the production, distribution and sale of the Product Lines.

7.3        Public Announcements. Neither Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement, unless (i) disclosure is required by applicable law or regulation (“Applicable Law”) ; provided, however, that the Party so required by Applicable Law will, to the extent permitted by Applicable Law, notify the other Party in writing promptly of such requirement, or (ii) disclosure is made in connection with the proper exercise of any remedies or in defense of any claim provided in this Agreement.

Byrna Technologies Inc. – Fox Labs International, Inc.  Asset Purchase Agreement

7.4        Collection and Remittance of Accounts Receivable.

(a)	Seller shall continue to accept payments in the ordinary course to its accounts in satisfaction of the Accounts Receivable.

(b)	On the 1st business day of each month during June, July and August of 2022, Seller shall deliver to Buyer a report setting forth the following information:

i.	Payments received in to satisfy any of the Accounts Receivable identified to specific invoices; and

ii.	aging of unpaid Accounts Receivable, payment history, disputes, and any claims of credits and allowances in respect of the Accounts Receivable;

(c)	Seller shall not agree to any compromise, settlement, allowance, or credit in respect of any Accounts Receivable unless the same shall have been approved by Buyer in writing

7.5        Further Assurances. The Parties shall execute and deliver such further documents, instruments, certificates, agreements, or other writings, and perform such further acts, as may be necessary or desirable to transfer and convey the Purchased Assets to Buyer, on the terms set forth in this Agreement, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated hereby.

ARTICLE VIII

INDEMNIFICATION

8.1        Indemnification Obligations of Seller.

(a)    Seller shall defend, indemnify, and hold harmless Buyer and its officers, directors, employees, agents, and successors and permitted assigns (the “Buyer Indemnified Parties”) from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs and costs of appeal), and expenses (including, without limitation, reasonable attorneys’ fees and fees of expert consultants and witnesses) (“Losses”) sustained or incurred by any of the Buyer Indemnified Parties resulting from or arising out of or by virtue of any one or more of the following:

(i)    any breach of any representation or warranty made by Seller under this Agreement;

(ii)    any breach by Seller of, or failure by Seller to comply with, any of its covenants or obligations under this Agreement; and

(iii)    any act or omission of Seller relative to the operation of the Business which arose prior to Closing.

Byrna Technologies Inc. – Fox Labs International, Inc.  Asset Purchase Agreement

(b)    The Buyer Indemnified Parties shall give prompt written notice (in no case, more than 10 days after the Buyer Indemnified Party first became aware thereof) to Seller of the assertion of any claim, or the commencement of any suit, action, or proceeding in respect of which indemnity may be sought under this Section 8.1 against Seller, specifying, if known, the facts pertaining thereto and the amount or an estimate of the amount, if known, of the liability arising therefrom, but no failure or delay in giving such notice shall relieve Seller of any liability hereunder, except if and to the extent that such failure or delay unduly prejudiced Seller’ ability to defend and/or settle such matter and/or resulted in a default judgment against Buyer or other damages or losses directly attributable to such failure or delay. Seller shall have the right to assume, at its own expense, the defense of any such suit, action, or proceeding. The Buyer Indemnified Parties shall have the right (but not the duty) to participate, at their own expense, in the defense of any such suit, action, or proceeding; provided that if Seller do not, or by reason of any conflict of interest, cannot assume the defense of any such suit, action, or proceeding, or if Seller fail adequately to prosecute any such defense, the reasonable fees and expenses of any attorneys retained by the Buyer Indemnified Parties shall be paid by Seller. Seller shall not settle or consent to the settlement of any claim with respect to which it has assumed the defense hereunder, without the prior approval of the Buyer Indemnified Parties, which consent shall not be unreasonably withheld or delayed. Whether or not Seller choose to defend any claim, each Party shall cooperate in the defense thereof and shall take all such actions as may be reasonably requested in connection therewith.

8.2        Indemnification Obligations of Buyer.

(a)    Buyer shall defend, indemnify, and hold harmless Seller and its successors and permitted assigns (the “Seller Indemnified Parties”) from and against all Losses sustained or incurred by any of the Seller Indemnified Parties resulting from or arising out of or by virtue of any one or more of the following:

(i)    any breach of any representation or warranty made by Buyer under this Agreement; and

(ii)    any breach by Buyer of, or failure by Buyer to comply with, any of its obligations under this Agreement (including its obligations under this Article VIII).

(b)    The Seller Indemnified Parties shall give prompt written notice (in no case, more than 10 days after the Buyer Indemnified Party first became aware thereof) to Buyer of the assertion of any claim, or the commencement of any suit, action, or proceeding in respect of which indemnity may be sought under this Section 8.2 against Buyer, specifying, if known, the facts pertaining thereto and the amount or an estimate of the amount, if known, of the liability arising therefrom, but no failure or delay in giving such notice shall relieve Buyer of any liability hereunder, except if and to the extent that such failure or delay unduly prejudiced Seller’ ability to defend and/or settle such matter and/or resulted in a default judgment against Buyer or other damages or losses directly attributable to such failure or delay. Buyer shall have the right to assume, at its own expense, the defense of any such suit, action, or proceeding. The Seller’ Indemnified Parties shall have the right (but not the duty) to participate, at their own expense, in the defense of any such suit, action, or proceeding; provided that if Buyer does not, or by reason of any conflict of interest, cannot assume the defense of any such suit, action, or proceeding, or if Buyer fails adequately to prosecute any such defense, the reasonable fees and expenses of any attorneys retained by the Seller’ Indemnified Parties shall be paid by Buyer. Buyer shall not settle or consent to the settlement of any claim with respect to which it has assumed the defense hereunder, without the prior approval of the Seller’ Indemnified Parties, which consent shall not be unreasonably withheld or delayed. Whether or not Buyer chooses to defend any claim, each Party shall cooperate in the defense thereof and shall take all such actions as may be reasonably requested in connection therewith.

Byrna Technologies Inc. – Fox Labs International, Inc.  Asset Purchase Agreement

ARTICLE IX

MISCELLANEOUS

9.1        Schedules and Other Instruments. Each Schedule and Exhibit to this Agreement shall be considered a part hereof as if set forth herein in full.

9.2        Notices. All notices required or permitted to be given under this Agreement shall be in writing and may be delivered by hand, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand or by nationally recognized private carrier shall be deemed given on the day of receipt, if the day of receipt is a business day or if not, on the first business day thereafter. All notices shall be addressed as follows:

If to Buyer, then to:

Byrna Technologies Inc.

Attn: Michael Wager, Chief Strategy Officer

100 Burtt Road, Suite 115

Andover, Massachusetts 01810

Email: mwager@byrna.com

If to Seller, then to:

Fox Labs International, Inc.

Attention: Edward L. Ferguson, President

7115 Oak Ridge Ct

Clarkston, MI  48346

Email: president@foxlabs.com

Byrna Technologies Inc. – Fox Labs International, Inc.  Asset Purchase Agreement

With copy to:

Wayne G. Wegner PC

23201 Jefferson Ave.

St. Clair Shores, MI 48080

Email: wwegner@wegnerlaw.com

and/or to such other respective address as may be designated by notice given in accordance with the provisions of this Section 9.2.

9.3        Entire Agreement; Modifications. This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to the subject matter hereof (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Schedules, Exhibits, and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Party to be charged with the amendment.

9.4        Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive Closing and shall remain in full force and effect until the date that is twenty-four (24) months from the Closing Date; provided that the representations and warranties contained in Section 3.1), Section 4.1) and the first sentence of Section 3.4 shall survive indefinitely. All covenants and agreements to be performed after Closing, in whole or in part, shall survive Closing in accordance with their express terms, or otherwise, until the expiration of the applicable statute of limitations. For the avoidance of doubt, this Section 9.4 shall not affect any rights to bring claims after twenty-four (24) months based on any covenant or agreement of the Parties which contemplates performance after such twenty-four (24) month period.

9.5        Applicable Law. This Agreement shall be governed by and construed under the laws of the State of Michigan, without regard to conflicts of laws principles that would require the application of any other law.

9.6        Assignment, Successors, and Third-Party Rights. Neither Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Affiliate of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 9.6.

Byrna Technologies Inc. – Fox Labs International, Inc.  Asset Purchase Agreement

9.7        Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE, INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW, OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

9.8      Interpretation. Neither Party shall be considered the drafter of this Agreement. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

9.9        Remedies Cumulative; Waiver. The rights and remedies of the Parties are cumulative and not alternative. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

9.10       Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.11      Expenses. Except as otherwise provided in this Agreement, each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the transactions contemplated hereby, including all brokers’ fees and attorneys’ fees. If this Agreement is terminated, the obligation of each Party to pay its own fees and expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other Party.

Byrna Technologies Inc. – Fox Labs International, Inc.  Asset Purchase Agreement

9.12      Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or other electronic transmission shall be deemed to be their original signatures for all purposes.

[Signatures Appear on the Following Page]

Byrna Technologies Inc. – Fox Labs International, Inc.  Asset Purchase Agreement

EXECUTION COUNTERPART

In Witness Whereof, the Parties have executed this Agreement effective as of the Closing Date.

BUYER:

BYRNA TECHNOLOGIES INC.

By:	/s/ Bryan S. Ganz
Bryan S. Ganz
Chief Executive Officer

SELLER:

FOX LABS INTERNATIONAL, INC.

By:	/s/ Edward L. Ferguson
Edward L. Ferguson
President

Byrna Technologies Inc. – Fox Labs International, Inc.  Asset Purchase Agreement